Exhibit 99

Press Release:

For more information:
Colleen Scott
Vice President, Marketing
Home Savings
cscott@homesavings.com
330.742.0638

FOR IMMEDIATE RELEASE

United Community Financial Corp. and Home Savings
Announce Changes to the Board of Directors

•	Donald J. Varner retires from the Board of Directors of United Community and Home Savings

•	Lee J. Burdman is appointed to the Board of Directors of United Community and Home Savings to fill McKay vacancy

YOUNGSTOWN, Ohio (May 3, 2011) – United Community Financial Corp. (NASDAQ: UCFC), holding company of The Home Savings and Loan Company, announced that Donald J. Varner, who has served Home Savings and its customers for more than half a century, has retired from the Board of Directors of United Community and Home Savings, effective April 28, 2011.

United Community and Home Savings are pleased to announce that Lee J. Burdman has been appointed to the Board of Directors of both companies, also effective April 28, 2011. Mr. Burdman filled a vacancy created on both Boards following the retirement last December 31, 2010 of Douglas M. McKay.

Patrick W. Bevack, who serves as a Director and the President and CEO of United Community and Home Savings, commented that “this past Thursday, when we were notified officially by Don of his decision to retire and by regulators that Lee had been approved, the Board felt a great sense of pride and excitement. Words alone cannot express all that Don Varner has done for this Company and its employees and customers. He is a true gentleman, and we congratulate Don and his family on his retirement. We humbly express to him our sincere appreciation for the 54 years of loyal and professional service he has given to us.”

Varner, 79, first joined Home Savings in 1957. He is a practicing attorney and served as United Community’s Secretary from 1998 until his retirement in 2004 and a Senior Vice President of Home Savings from 1995 until his retirement in 2004. Prior to that time, Mr. Varner served as Home Savings’ Vice President and Corporate Counsel from 1976 to 1995. Most recently, Mr. Varner served as a director of Home Savings, a position he held since 1987.

He also served as a director of United Community from 1999 to 2004 and from 2007 until his retirement last Thursday.

Bevack added, “while we are saddened by Don’s retirement, we are excited about the addition of Lee Burdman to the Board of Directors of both United Community and Home Savings. Lee’s prior experience as a director and regional director of other financial institutions and his 25 year history of owning, developing and managing commercial real estate will be invaluable to the Board. His appointment reflects the commitment the Board has made to recruit highly successful and talented Directors, and we welcome Lee as the newest member of that team.”

Burdman, 47, has been involved in the real estate business for more than 25 years. He is Co-Founder and Managing Partner of Redstone Investments, a development, management and acquisitions company focusing on shopping center development, which is headquartered in Youngstown, Ohio, and has an office in Tampa, Florida. He also has served on various Boards of Directors, including Huntington National Bank’s Mahoning Valley Regional Board, the Sky Bank Regional Board, the Board of Directors of Mahoning National Bank, the Youngstown State University Foundation, the Jewish Community Center and several others. He also sits on the Boards of the Cardinal Commerce Corporation and SIMCO Management Corporation.

A graduate of the University of Michigan with a Bachelor of Arts in Economics, Burdman earned his MBA from the Fuqua School of Business at Duke University. He currently resides in Girard, Ohio.

A wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 38 full-service banking offices and seven loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.

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When used in this press release, the words or phrases “believes,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company advises readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.